Exhibit 10.23

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is both (i) not material and (ii) information that the registrant customarily and actually treats as private or confidential.

# BINDING PROPOSAL

August 19, 2026

FROM: Engine Entertainment, LLC
Engine Entertainment, LLC
7975 Biscayne Point Circle,
Miami Beach, FL 331416

TO: Scott Shepherd c/o
The Scott Shepherd Co. Inc.
546 North Cliffwood Avenue
Los Angeles, CA, 90049

Daniel Pyne c/o
The Daniel Pyne Company

c/o RBEL Agency
9250 Wilshire Boulevard, Penthouse,
Beverly Hills, California 90212

**Re: Binding Proposal for Writing/EP/Showrunner Services for the Episodic Series Entitled "The Last Commandment"**

This Binding Proposal ("Proposal") sets forth the principal terms under which Engine Entertainment, LLC (the "Company"), a WGA signatory in good standing, is to engage the team of The Scott Shepherd Co. Inc. ("Shepherd Lender") for the services of Scott Shepherd ("Shepherd"), a member of the Writers Guild of America in good standing, and The Daniel Pyne Company ("Pyne Lender") for the services of Daniel Pyne ("Pyne"), a member of the Writers Guild of America in good standing, to jointly render writing and executive producer/showrunner services for the original episodic detective series based on the Pilot screenplay ("Pilot") Shepherd authored currently entitled "The Last Commandment" ("Series") derived from Shepherd's book series entitled "Austin Grant from Scotland Yard". Shepherd Lender and Pyne Lender may be jointly referred to as Lenders ("Lenders") while Shepherd and Pyne may be jointly referred to as "Writers" ("Writers").

**1. Engagement of Writers**

Company proposes to engage Lenders for the services of Writers to write, on an unconditionally guaranteed, pay or play basis, as ordered herewith, Episode Two, and a nonguaranteed option for Episode Three and Episode Four of the Series, (each an "Episode" and collectively, the "Backup Scripts") subject to the professional availability of Shepherd and Pyne when ordered, with the fixed compensation split [redacted] between the two writers, as applicable. Each Episode shall have a running time of approximately one hour and shall be produced pursuant to the standards applicable to one-hour dramatic television programming.

(i) Writers shall render all services customarily rendered by writers of one-hour dramatic series, including story discussions, preparation of outlines, teleplays, revisions, polishes, and any additional work required under the Writers Guild of America Minimum Basic Agreement ("WGA MBA").

(ii) Writers shall collaborate with Company in connection with the creative development and editorial process for such Episodes.

(iii) if one of the Writers is professionally unavailable at the time of engagement for the Series, then the unavailable person shall be attached as a nonexclusive and non-full-time executive producer on terms to be negotiated in good faith.

**2. Compensation**

(i) For each Episode (including the Backup Scripts), Lenders shall receive WGA episodic minimum for a first season, non-primetime network series teleplay ("Scale") plus [redacted] (for a total of [redacted] of scale), together with all required WGA Pension, Health, and Welfare contributions. This fixed compensation shall be payable as follows: [redacted] upon delivery of the first draft teleplay in no less than 45 days, subject to any WGA requirements; two sets of revisions and one polish, with the remaining balance of [redacted] upon delivery of one final-draft teleplay incorporating Company's final producer notes. Any additional writing services, including any further rewrite, polish or revisions requested following delivery of the final-draft teleplay, shall be separately compensated subject to good faith negotiations between the parties.

Notwithstanding the foregoing, which is solely with respect to Episode Two, the [redacted] structure is a one-time accommodation that shall not establish a precedent or course of dealing for any subsequent episode or writing services will. The payment schedule for Episodes Three, Four, and any subsequent episodes shall be negotiated separately in good faith, subject to the WGA MBA.

(ii) Lenders shall receive backend profit participation in the Series, the nature and amount of which shall be negotiated by the parties in good faith and memorialized in the long-form agreement.

**3. Executive Producer /Co-Showrunner**

(i) Writers shall be engaged to serve as Executive Producer of the Series.

(ii) Lenders shall receive an Executive Producer/Co-Showrunner fee and payment structure to be negotiated by the parties in good faith.

**4. Attachment of Writers to the Series**

(i) Company shall not enter into any agreement with any US, studio, network, or major streamer or with respect to the Series until Writers have had the opportunity to negotiate and finalize their deals in good faith. Company may enter into any third-party financier, or international sales agreements upon meaningful consultation with Writers and Writers' approval by email, with such approval not to be unreasonably delayed or withheld. Third party creative and talent agreements with respect to the Series shall be subject to the approval of Writers, with such approval not to be unreasonably delayed or withheld. Elements approved to date are attached hereto on Addendum A. Further approvals may be made by a confirming email by the Writers. Writers' deals shall include the option/purchase of the TV rights for Shepherd's book and the purchase of his Pilot script, as well as the engagement terms for all services of Writers, including writing/EP and showrunner services. Rights to the Series and the Backup Scripts cannot be assigned to a third party without the written approval of Writers, with such approval not to be unreasonably delayed or withheld. All such rights shall be negotiated in good faith with regard to the budget.

**5. Availability of Writers; Passive Payments**

(i) In the event Writers become professionally unavailable to write additional episodes beyond Episode Two, then for Episode Three and Episode Four, as applicable, Lenders shall receive nonexclusive/non-full-time passive executive producer payments to be negotiated in good faith.

(ii) Writers/Lenders shall retain any Executive Producer /showrunner credit, backend participation, or vested financial entitlements, subject to the WGA MBA.

**6. WGA Applicability**

(i) The long-form agreement shall incorporate and include all terms required by the WGA MBA. Company is a WGA signatory.

**7. Extension/Reversion**

(i) Upon receipt of fixed compensation for the Episode Two, to be provided no later than 45 days after mutual execution of this binding Proposal, subject to compliance with the Chris Philip "Key Man Provision" as described below, the current shopping agreement between Shepherd and affiliated company Ambitious Entertainment, Inc. is, effective upon the initial [redacted] payment for Episode Two, hereby extended through April 29, 2029, subject to the Company not being in uncured breach of any of its obligations hereunder, with permission hereby to assign that agreement to Company.

(ii) Production Extension. Notwithstanding the foregoing, if, as of April 29, 2029, Company is actively engaged in bona fide and documented financing, pre-production, casting, distribution, network/streamer negotiations, or other material activities reasonably expected to result in commencement of production of the Series, Company shall have the right to extend the applicable "reversion date" (as defined below) for an additional six (6) months upon written notice to Writers and payment of an extension fee of [redacted] which amount shall be non-applicable against amounts otherwise payable to Writers in connection with production of the Series "First Extension").

Company shall have the right to exercise one additional six (6) month extension upon payment of an additional [redacted] likewise non-applicable against amounts otherwise payable to Writers in connection with production ("Second Extension").

(iii) if not set up for production as a Series as of April 29, 2029 ("Reversion Date"), unless the term is extended pursuant to Section 7 (ii) the rights to the Pilot script shall forever revert to Shepherd, and the Backup Scripts, shall forever revert to Writers, in each case subject to a first position lien for fees paid pursuant to this Proposal, subject to any guild mandated priority liens.

8 **Key Man; Condition to Extension of Shopping Period and Production Period**

(i) Condition. The parties agree that any extension of the Shopping Term and Reversion term under this Agreement subject to the continuing active involvement (as defined below) of Chris Philip is intended to preserve the Series in reliance on Chris Philip's continued active involvement as Executive Producer and the key creative and business executive on behalf of Company.

(ii) Active Involvement Defined**.** "Active Involvement" means Chris Philip shall regularly and materially participate and have an active role in the Series' financing, sales, packaging, development and production in his capacity as Executive Producer, including meaningful decision-making input and participation in key creative financing, packaging, and executive production decisions, rather than merely being available on request. He will be, and shall remain, the key creative, financing, and packaging

executive for the Company or the SPV producing the Series. For clarity, "active involvement" does not include mere availability, passive participation, or involvement only if requested but means an on-going, active role and regular and meaningful participation. Chris Philip shall also remain the direct conduit with the Writers during the full term of development and all stages of production.

(iii) Cure Period. If Chris Philip ceases to have Active Involvement, the producing entity shall immediately notify Shepherd and Pyne of that in writing and shall have twenty (20) days from the cessation of his Active Involvement to restore such active involvement and provide reasonable written evidence of restored involvement.

(iv) Failure to Cure. If Company does not cure within such twenty (20) day period, or if Shepherd and Pyne give notice that they believe Chris Philip no longer has Active Involvement, which term goes without a mutually agreed upon satisfactory resolution/cure by no later than 20 days after such notice, the applicable extension of the Shopping Term and Reversion term shall be immediately terminated (and any rights that depend on the extension shall revert to the Writers at such time notwithstanding anything in the Shopping Agreement to the contrary).

**9. Long-Form Agreement/Extension of Shopping Agreement**

(i) The parties shall negotiate in good faith a mutually acceptable long-form agreement incorporating the terms herein together with customary provisions applicable to WGA writers, executive producers, and co-showrunners of one-hour dramatic programming.

(ii) The parties and Ambitious Entertainment, Inc. shall concurrently execute an extension of the existing Shopping Agreement between them, executed July 30, 2025, consistent with Paragraph 7 which assigns it to Company.

**10. Nature of Proposal**

(i) this agreement shall be binding upon the parties upon mutual execution and shall remain in full force and effect until superseded by a subsequent writing signed by both parties.

(ii) Company shall not negotiate or finalize any agreement with third parties concerning the Series in a manner inconsistent with Section 4.

(iii) Upon acceptance by Lenders/Writers, Company may reference the attachment of Writers on its website.

**11. Signatures**

(i) The parties agree that signatures on copies sent by facsimile and in counterparts shall be legally binding and collectively shall constitute one agreement. This

Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute an Agreement. This Agreement may be delivered in electronic format (including Docusign (if legally valid) and pdf) which shall be deemed an original and other parties shall be entitled to rely upon such signature as conclusive evidence that this Agreement has been duly executed by such party.

**Acceptance**

ACCEPTED AND AGREED:

Writer:

DocuSigned by:

011EE3825DB2420...

Scott Shepherd

Writer:

______________________________

Daniel Pyne

Lender Shepherd:

DocuSigned by:

011EE3825DB2420...

The Scott Shepherd Co. Inc.
By: Scott Shepherd
Its:

(Final signatures on page to follow)

Lender Pyne:

____________________________________

The Daniel Pyne Company
By: Daniel Pyne
Its:

Engine Entertainment, LLC

8/25/26
____________________________________
By: Chris Philip
Title: Managing Member

# ADDENDUM A
## Approved Cast and Other Elements

Dougray Scott as EP and Lead Actor (Austin Grant)

Jake Weber as Everett Grant

Chukwudi Iwuji as Abayo

Ellie Patrikios as Rachel Grant

Eddie Izzard as Montgomery Ferguson

Claire Forlani as Allison Grant

Freedom Scripted (Scottish production company) to co-pro on the UK side.

Jeff Downer as line producer to handle the Atlanta production side.